                                                                     EXHIBIT 2.3

                                ESCROW AGREEMENT


     This ESCROW AGREEMENT (the "AGREEMENT") is entered into as of December 30, 1998 (the "EFFECTIVE DATE"), by and among At Home Corporation, a Delaware corporation ("ACQUIRER"), Charles M. Hazard, Jr., as representative (the "REPRESENTATIVE") of all of the holders of capital stock (the "STOCKHOLDERS") of Narrative Communications Corp., a Delaware corporation ("TARGET"), and State Street Bank and Trust Company of California, N.A., as Escrow Agent (the "ESCROW AGENT").

     WHEREAS, Acquirer, Target and Transitory Corporation, a Delaware corporation and wholly owned subsidiary of Acquirer ("MERGER SUB"), have entered into an Agreement and Plan of Merger (the "PLAN") dated as of December 17, 1998, pursuant to which Merger Sub will merge with and into Target in a reverse triangular merger (the "MERGER"), with Target to be the surviving corporation of the Merger. Capitalized terms used in this Agreement and not otherwise defined herein, including without limitation "EFFECTIVE TIME", "EXCHANGE AGENT", "EXCHANGE SHARES", "TOTAL EXCHANGE SHARES" and "TOTAL TARGET SHARES", shall have the meanings given to such terms in the Plan;

     WHEREAS, Section 2.4 of the Plan provides that, at the Effective Time, Acquirer will be entitled to withhold from the Stockholders a certain percentage of the shares of Acquirer Series A Common Stock issuable to the Stockholders at the Effective Time for the purpose of securing the Stockholders' indemnification obligations to Acquirer and the other Indemnified Persons pursuant to the terms and conditions set forth in Article 11 of the Plan and in this Agreement;

     WHEREAS, the Stockholders and the Representative are entering into this Agreement as a material inducement and consideration for Acquirer to enter into the Plan and to consummate the transactions contemplated therein and as a material inducement and condition precedent to consummation of the Merger; and

     WHEREAS, the parties desire to set forth in this Agreement the terms and conditions pursuant to which the Escrow Shares shall be deposited in, held in and delivered from an escrow account.

     NOW, THEREFORE, in consideration of the facts stated in the foregoing recitals and the mutual promises hereinafter set forth, the parties hereby agree as follows:

  1.  ESCROW AND INDEMNIFICATION

      1.1  Escrow.
           ------

           (a) Definitions of Primary Terms.
               ----------------------------

               (i) The term "ESCROW SHARES" is defined as the Exchange Shares that Acquirer shall withhold from the Stockholders, which shall consist of a percentage (the "ESCROW PERCENTAGE") of the Exchange Shares to be issued to all Stockholders after the Effective Time and upon the surrender of their Target Certificates, rounded down to the nearest whole number of shares. The Escrow Percentage shall be expressed as a fraction, the numerator of which is 10% of the Total Exchange Shares (defined in Section 2.2(a)(ii)(B) of the Plan) and the denominator of which is the number of Exchange Shares actually issuable in the Merger to the Stockholders after the Effective Time and upon the surrender of their Target Certificates. The term Escrow Shares shall also refer to Additional Escrow Shares (defined in Section 2.1(b), although the Additional Escrow Shares may, in certain instances, be referred to separately in this Agreement) and the stock certificates representing the Escrow Shares and Additional Escrow Shares, when appropriate.

               (ii) The term "ESCROW PERIOD" is defined as that time period beginning at the Effective Time and ending on the "RELEASE DATE", which shall be ten (10) business days after publication of audited consolidated financial statements of Acquirer for the fiscal year ended December 31, 1999, but in any event no later than March 31, 2000.

           (b) Deposit of Escrow Shares.  On the Closing Date, Acquirer will
               ------------------------
deposit with the Exchange Agent the Exchange Shares, including shares to be subsequently held in escrow. The Exchange Agent will give the Escrow Agent prompt written notice of the Closing Date and Effective Time of the Merger. Promptly after the Effective Time, the Exchange Agent will issue to the Escrow Agent the Escrow Shares to be withheld from the Stockholders upon the surrender of their Target Certificates, each registered in the name of the applicable Stockholder.

           (c) Delivery of Stock Powers.  Promptly after the Effective Time,
               ------------------------
but in any event within ten (10) business days after the Effective Time, each Stockholder will deliver to the Escrow Agent a duly endorsed stock power (a "STOCK POWER") substantially in the form attached as Exhibit A. In the event any
                                                     ---------
Additional Escrow Shares (defined in Section 2.1(b)) are issued, or if the Escrow Agent reasonably requires an additional Stock Power(s) to effect a transfer, each Stockholder will, upon request, promptly execute and deliver an additional Stock Power to the Escrow Agent.

           (d) Legends.  Stock certificates representing Escrow Shares will
               -------
(until they are released to the Stockholders or Acquirer in accordance with this Agreement) bear the following legend indicating that they are subject to this
Agreement:

     "THE SECURITIES REPRESENTED HEREBY MAY BE OFFERED, SOLD OR
     OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED ONLY IN ACCORDANCE WITH THE TERMS OF AN ESCROW AGREEMENT AMONG THE ISSUER, THE
     HOLDER THEREOF AND STATE STREET BANK AND TRUST COMPANY OF
     CALIFORNIA, N.A. A COPY OF SUCH AGREEMENT IS ON FILE AT THE
     PRINCIPAL OFFICE OF THE ISSUER."

          1.2  Indemnification.  Acquirer and the other Indemnified Persons are
               ---------------
entitled to be indemnified by the Stockholders pursuant to the terms of Article 11 of the Plan against any Target Damages during the Escrow Period. All claims for Target Damages under Article 11 of the Plan must be initiated prior to the expiration of the Escrow Period. Each of the Stockholders has agreed to the use of the Escrow Shares as collateral for these indemnity obligations, subject to the terms and limitations set forth in Article 11 of the Plan and in this Agreement.

     2.   OWNERSHIP INTERESTS IN AND RELEASE OF
          THE ESCROW SHARES

          2.1  Stockholders' Interests in the Escrow Shares.
               --------------------------------------------

               (a) Individual Stockholders' Interests. The Escrow Shares shall
                   ----------------------------------
be evidenced by certificates issued in the name of each Stockholder. All of the Escrow Shares shall be deemed to be issued and outstanding capital stock of Acquirer.

               (b) Dividends. If Acquirer declares any cash dividends, dividends
                   ---------
payable in other property or other distributions of any kind with respect to Escrow Shares held by the Escrow Agent, Acquirer will issue such distributions directly to the Stockholders. Stock dividends that are issued in order to effect a stock split of Acquirer's Series A Common Stock on Escrow Shares declared during the Escrow Period ("ADDITIONAL ESCROW SHARES") will be delivered promptly to the Escrow Agent, held in escrow and distributed to the Stockholders in the same manner and in the same proportions as the Escrow Shares. For all purposes of this Agreement, the Additional Escrow Shares will be treated the same as the Escrow Shares. Unless and until the Escrow Agent receives certificates representing Additional Escrow Shares, it may assume without inquiry that no Additional Escrow Shares have been, or are required to be, issued and that the stock certificates that the Escrow Agent possesses represent all of the Escrow Shares.

               (c) Voting and Other Rights of Ownership. While the Escrow Shares
                   ------------------------------------
remain in the possession of the Escrow Agent, each Stockholder beneficially owning Escrow Shares will retain and will be able to exercise with respect to such Escrow Shares: (i) voting rights, and (ii) all other incidents of ownership of such Escrow Shares which are not inconsistent with the terms of this Agreement, including the right to cause the tender of such Escrow Shares in a tender offer for Acquirer Series A Common Stock. Acquirer, not the Escrow Agent, will be responsible for furnishing any proxy forms or other information generally distributed by Acquirer to its stockholders.

          (d) No Transfers or Encumbrances.  Prior to the release of the Escrow
              ----------------------------
Shares by the Escrow Agent and delivery to each Stockholder pursuant to Section 2.3, Stockholders may not sell, assign or otherwise transfer, nor place any Encumbrance on, any Escrow Shares or any beneficial interest therein, except:
(i) for entity stockholders, to limited partners or members of such Stockholders; (ii) transfers made for estate planning purposes; (iii) transfers by operation of law or laws of descent and distribution; and (iv) in connection with a tender offer for Acquirer's Series A Common Stock. In the case of any permitted transfer, the transferee will be subject to all terms and provisions of this Agreement. Also, prior to the release of the Escrow Shares by the Escrow Agent and delivery to each Stockholder pursuant to Section 2.3, no Escrow Shares nor any beneficial interest therein be taken or reached by any legal or equitable process in satisfaction of any debt or other liability of a Stockholder, except to satisfy such Stockholder's obligations under Article 11 of the Plan. The Escrow Agent shall have no responsibility for determining or enforcing compliance with this paragraph, other than by retaining possession of the Escrow Shares.

          (e) Individual Stockholder Liability.  The maximum liability for any
              --------------------------------
Target Damages under Section 11.2 of the Plan is set forth in Section 11.4 of the Plan. Payments for finally determined Claims (defined in Section 3.1) shall be deducted from the Escrow Shares of each Stockholder pro rata in proportion to each Stockholder's respective percentage interest in the Escrow Shares; provided, however, that the preceding limitation on Stockholder liability shall not apply to damages set forth in Section 11.4(b) of the Plan and Acquirer and/or the Indemnified Persons may hold the Stockholders liable (severally but not jointly) to the full extent of any such damages.

     2.2  Escrow Ledger.
          -------------

          (a) Required Information.  The Escrow Agent shall create and maintain
              --------------------
a written record, in substantially the form attached as Exhibit B (the "ESCROW
                                                        ---------
LEDGER") of: (1) each Stockholder's name and address; (2) each Stockholder's interest in the Escrow Shares by number of shares; (3) each Stockholder's interest in other assets held in escrow; (4) each Stockholder's percentage interest in the total Escrow Shares; (5) each Stockholder's interest in Escrow Shares subject to pending Contested Claims (defined in Section 4.3); and (6) Escrow Shares to be released to each Stockholder on the Release Date. The Escrow Ledger shall also reflect the total number of Escrow Shares remaining in escrow.

          (b) Adjustments to the Ledger.  The Escrow Agent shall adjust the
              -------------------------
Escrow Ledger to reflect changes in each Stockholder's interests in the Escrow Shares. This duty will continue until the Escrow Agent is required to deliver each Stockholder's Escrow Shares pursuant to Section 2.3. Absent manifest error, all of the Escrow Agent's determinations as to the Escrow Ledger shall be binding and conclusive on all parties to this Agreement. Adjustments to the Ledger shall include, but are not limited to, the following:

              (i) Adjustments for Capital Changes.  The Escrow Agent shall
                  -------------------------------
adjust the Escrow Ledger to reflect the issuance of Additional Escrow Shares pursuant to Section 2.1(b).

               (ii)  Adjustments for Claims. The Escrow Agent shall deduct
                     ----------------------
Escrow Shares that become subject to pending Contested Claims of Acquirer or other Indemnified Persons from column 6 of each Stockholder's account and add such Escrow Shares to column 5 of each Stockholder's account. The Escrow Agent shall deduct Escrow Shares that are charged and allocated to each Stockholder's account pursuant to Article 4 in satisfaction of Claims by Acquirer or other Indemnified Persons from columns 2-6, as appropriate.

       2.3  Release of Escrow Shares to Stockholders.
            ----------------------------------------

            (a) Release of Escrow Shares Generally.  On the Release Date, in
                ----------------------------------
accordance with Section 2.3(c), the Escrow Agent shall certify the Escrow Share balances reflected in the Escrow Ledger as of that date and release the appropriate number of Escrow Shares to each Stockholder as designated in column 6 of the Escrow Ledger, which shall equal such Stockholder's original Escrow Shares and Additional Escrow Shares, minus: (i) any Escrow Shares attributable to such Stockholder that were returned to Acquirer in accordance with Article 4 in satisfaction of a Claim(s) by Acquirer or another Indemnified Person(s), and
(ii) any Escrow Shares attributable to such Stockholder that are subject to pending Claims of Acquirer or other Indemnified Persons, to be held pursuant to
Section 2.3(b).

            (b) Escrow Shares Subject to Pending Claims.
                ---------------------------------------

                (i) Upon the Release Date and thereafter, the Escrow Agent shall continue to hold any Escrow Shares that are subject to pending Claims until the thirty day period in Section 4.2 expires. At that time, the Escrow Agent shall, as appropriate, either return the Escrow Shares subject to such claim pursuant to Section 4.2, or continue to hold the Escrow Shares subject to such Claim pursuant to Section 2.3(b)(ii).

                (ii) Upon the Release Date and thereafter, the Escrow Agent shall continue to hold any Escrow Shares that are subject to Contested Claims of Acquirer or other Indemnified Persons, as designated in column 5 of the Escrow Ledger, until the Escrow Agent receives written notice of resolution of each specific Claim pursuant to Section 4.3(h). After the Escrow Agent receives such notice, in accordance with Section 2.3(c), the Escrow Agent shall: (a) either deliver or instruct the Exchange Agent to deliver to each Stockholder the number of Escrow Shares, if any, due to each Stockholder in accordance with the resolution of the Claim; (b) if applicable, charge and allocate Escrow Shares to each Stockholder in satisfaction of the resolution of the Claim and either return or instruct the Exchange Agent to return such Escrow Shares back to Acquirer; and (c) notify the Representative in writing of any deduction of Escrow Shares as promptly as reasonably practicable. The Escrow Agent shall make the appropriate entries in the Escrow Ledger.

            (c) Procedure for Release and Delivery.  Within seven (7) business
                ----------------------------------
days after the Release Date (or with respect to Escrow Shares held pursuant to Section 2.3(b), within seven (7) business days after the Escrow Agent's receipt of written notice of a resolution of a Claim pursuant to Section 4.3(h)), the Escrow Agent shall deliver, or instruct the Exchange

Agent to deliver, the Escrow Shares to each Stockholder by mailing (by registered or certified mail, return receipt requested) by express courier to the address set forth opposite each Stockholder's name on the Escrow Ledger (or such other address as provided in writing by the Representative to the Escrow Agent). No fractional Escrow Shares will be delivered; instead, Acquirer will pay cash in lieu of any fractions of Escrow Shares in an amount equal to the product of such fraction multiplied by the value of an Escrow Share as determined in accordance with Section 4.5. The Escrow Agent and Acquirer will cooperate to determine the amounts of such cash payments in lieu of fractional shares to be made, and Acquirer will notify the Escrow Agent after such payments have been made.

     3.   CLAIMS

          3.1  "Claim" Defined.  As used herein, the term "CLAIM" means a claim
               ---------------
for indemnification under Article 11 of the Plan made by Acquirer or by any other Indemnified Person. Acquirer agrees that it will make Claims only as permitted by Article 11 of the Plan.

          3.2  Notice of Claim.
               ---------------

               (a) When a Notice of Claim is Required.  An officer of Acquirer
                   ----------------------------------
shall execute and deliver written notice of a Claim (a "NOTICE OF CLAIM") to the Representative and the Escrow Agent as promptly as reasonably practicable, and in no event after the Release Date, upon:

                   (i)   Acquirer's discovery of any inaccuracy,
misrepresentation or breach of or default in connection with any of the provisions of Section 11.2 of the Plan; or

                   (ii) Acquirer's receipt of verbal or written notice of an Order or Proceeding brought by any third Person against Acquirer and/or any Indemnified Person that is based upon or includes assertions that would, if true, constitute an inaccuracy, misrepresentation, breach of or default in connection with any of the provisions of Section 11.2 of the Plan, (a "THIRD PARTY PROCEEDING");

               (b) Failure to Provide Notice of Claim.  Failure to provide such
                   ----------------------------------
notice in a timely manner shall not reduce Acquirer's indemnification rights or the indemnification obligations of the Stockholders in this Agreement and under the Plan, unless the failure to provide such notice materially impairs the indemnifying party's ability to defend the Claim, and then only to the extent of such impairment.

          3.3  Contents of Each Notice of Claim.  Each Notice of Claim given by
               --------------------------------
Acquirer pursuant to Section 3.2 shall be set forth in writing and shall contain the following information to the extent it is reasonably available to Acquirer:

               (a) Statement of Damages.  The statement of damages shall
                   --------------------
include: (i) the amount of Target Damages that Acquirer believes has actually been incurred by Acquirer and/or any other Indemnified Person in connection with the Claim, reduced by any recovery under policies of insurance, and (ii) Acquirer's good faith estimate of the reasonably foreseeable maximum amount of the alleged Target Damages that will ultimately be incurred by Acquirer and/or any other Indemnified Person in connection with such Claim, including without limitation any Target Damages from a potential Third Party Proceeding.

               (b) Statement of Basis for Damages.  The statement of basis for
                   ------------------------------
damages shall include: (i) a brief description, in reasonable detail, of the facts, circumstances or events giving rise to the alleged Target Damages based on Acquirer's or any other affected Indemnified Person's good faith belief, and
(ii) if applicable, specific references to the provisions of the Plan alleged to have been breached.

          3.4  Requirement of Resolution of Claims.  The Escrow Agent shall not
               -----------------------------------
act regarding any of the Escrow Shares held pursuant to a Notice of Claim until such Notice of Claim has been resolved in accordance with Article 4 and, in the case of a Contested Claim, it receives appropriate notice pursuant to Section 4.3(h).

     4.   RESOLUTION OF CLAIMS

     Any Notice of Claim received by the Representative and the Escrow Agent pursuant to Article 3 shall be resolved as follows:

          4.1  Third Party Proceedings.  Acquirer shall have the right, at the
               -----------------------
Stockholders' expense, to select counsel in connection with conducting the defense or handling each Third Party Proceeding and defend or handle such Third Party Proceeding in such manner as Acquirer may deem reasonably appropriate (including without limitation settlement or compromise of such Third Party Proceeding); provided, however, that Acquirer: (a) shall keep the Representative timely apprised of the status of such Third Party Proceeding, and (b) shall not settle or compromise such Third Party Proceeding without the prior written consent of the Representative (which consent shall not be unreasonably withheld). The reasonable costs and expenses incurred by Acquirer in connection with such defense (including but not limited to reasonable attorneys' fees, other professionals' and experts' fees and court or arbitration costs) shall be included in the Target Damages for which Acquirer may seek indemnity pursuant to a Claim made by Acquirer or an Indemnified Person hereunder. If Acquirer defends or handles the Third Party Proceeding, the Representative and the Stockholders shall cooperate with Acquirer and shall be entitled to participate in the defense or handling of the Third Party Proceeding with their own counsel and at their own expense.

          4.2  Uncontested Claims.  If, within thirty calendar days after the
               ------------------
Representative receives a Notice of Claim, the Representative does not contest such Notice of Claim (an "UNCONTESTED CLAIM") in a written notice delivered to the Escrow Agent pursuant to Section 4.3, then the Escrow Agent shall: (a) immediately charge and allocate against each Stockholder's accounts in the Escrow Ledger the number of Escrow Shares required, pursuant to Section 4.5, to satisfy the amount of Target Damages specified in such Notice of Claim (reduced by any recovery to date under policies of insurance not reflected in the Notice of Claim); (b) update the Escrow Ledger to reflect the effect of the deduction pursuant to Section 2.2(b)(ii); and (c) notify the Representative in writing of the deduction of Escrow Shares as promptly as reasonably practicable. The number of Escrow Shares deducted hereunder shall be charged to and allocated among the Stockholders pro rata according to each Stockholder's percentage share, as set forth in column 4 of the Escrow Ledger.

          4.3  Contested Claims.  If Acquirer and the Escrow Agent receive a
               ----------------
written notice contesting all, or a portion of, a Notice of Claim within the thirty day period described in Section 4.2 (a "CONTESTED CLAIM"), then the parties will work together in good faith to resolve their dispute for up to thirty (30) days. If the Contested Claim is still not resolved, then: (a) such Contested Claim shall be resolved by binding arbitration in accordance with the provisions of this Section 4.3, and (b) the Escrow Agent shall continue to hold the number of Escrow Shares sufficient, pursuant to Section 4.5, to satisfy the maximum potential award to all Indemnified Persons under such Claim. Any portion of the Notice of Claim that is not contested by the Representative in accordance with the foregoing provisions of this Section 4.3 shall be resolved as an Uncontested Claim in accordance with Section 4.2. Resolution of contested claims shall be subject to the following rules:

               (a) Arbitration.  The parties agree that any Contested Claim
                   -----------
shall be submitted to mandatory, final and binding arbitration before J.A.M.S./ENDISPUTE or its successor ("J.A.M.S."), pursuant to the United States Arbitration Act, 9 U.S.C. (S) 1 et seq. and that any such arbitration shall be conducted in San Mateo County, California. Either Acquirer or the Representative may commence the arbitration process called for by this Agreement by filing a written demand for arbitration with J.A.M.S. and giving a copy of such demand to each of the other parties to this Agreement. The arbitration shall be conducted in accordance with the provisions of J.A.M.S's streamlined arbitration rules and procedures in effect at the time of filing of the demand for arbitration, subject to the provisions of this Section 4.3. The parties will cooperate with J.A.M.S. and with each other in promptly selecting an arbitrator from J.A.M.S.'s panel of arbitrators in accordance with J.A.M.S.'s procedures for selecting arbitrators, and in scheduling the arbitration proceedings in order to fulfill the provisions, purposes and intent of this Agreement. The parties covenant that they will participate in the arbitration in good faith, and that they will share in its costs in accordance with Section 4.3(b).

               (b) Payment of Costs.  Each party will bear its own fees and
                   ----------------
expenses in connection with the arbitration, except that Acquirer and the Stockholders shall each bear 50% of the expense of deposits and advances required by the arbitrator; provided, however, that in the event that the arbitrator finds that one party has substantially prevailed in the arbitration, the prevailing party shall be entitled to an award of attorney's fees and costs, arbitrator's fees and costs and all other costs of arbitration from the losing party.

               (c) Award.
                   -----

                   (i) Upon the conclusion of any arbitration proceedings hereunder, the arbitrator shall render findings of fact and conclusions of law and a final written arbitration award setting forth the basis and reasons for any decision reached (the "FINAL AWARD") and shall deliver such documents to the Escrow Agent, the Representative and Acquirer. The Final Award shall constitute a conclusive determination of all issues in question, binding upon the Representative, the Stockholders and Acquirer, and shall not be contested by the Representative, the Stockholders or Acquirer. Awards for Target Damages shall be subject to the provisions of Section 11.4 of the Plan.

           (ii) To the extent that the Final Award determines that Acquirer or any other Indemnified Person has actually incurred Target Damages in connection with the Contested Claim through the date of the Final Award ("INCURRED DAMAGES"), the Final Award will set forth and award to Acquirer the amount of such damages, reduced by any recovery under policies of insurance to date that were not specified in the Notice of Claim. In addition, the Final Award will set forth an additional amount of Target Damages equal to the reasonably foreseeable amount of alleged Target Damages that the arbitrator determines (based on the evidence submitted by the parties in the arbitration) are reasonably likely to be incurred by Acquirer and any other Indemnified Person as a result of the facts giving rise to the Contested Claim ("ESTIMATED DAMAGES"), which amount of Estimated Damages may, without limitation, include the amount of damages claimed by a third party in an action brought against any Indemnified Person based on alleged facts which, if true, would give rise to Target Damages. The Escrow Agent will continue to hold Escrow Shares representing the Estimated Damages, in accordance with Section 4.5, in escrow, including, if appropriate, beyond the expiration of the Escrow Period, until and to the extent that: (A) the arbitrator deems that Acquirer has actually incurred such Estimated Damages, reduced by any recovery under policies of insurance to date that were not specified in the Notice of Claim; (B) the arbitrator deems that Acquirer will not actually incur any additional Estimated Damages; or (C) the parties come to a written settlement agreement pursuant to Section 4.4. Both Incurred Damages and Estimated Damages owed to Indemnified Persons are deemed to be Target Damages for purposes of this Agreement.

           (iii)  Upon issuance and delivery of the Final Award pursuant to
Section 4.3(c)(ii), and subject to receipt by the Escrow Agent of a written notice of resolution of the Claim pursuant to Section 4.3(h), Acquirer will immediately be entitled to recover: (A) the amount of any Incurred Damages awarded to Acquirer under such Final Award, and (B) the amount of Estimated Damages awarded under such Final Award to the extent that such Estimated Damages do not arise from a Third Party Claim. If the Final Award awards any Estimated Damages to Acquirer that arise from a Third Party Claim then: (A) if the actual amount of such Estimated Damages is determined by a settlement agreement or a final judgment or arbitration award prior to the Resolution Date (defined herein) for the Contested Claim with respect to which such Estimated Damages were awarded under the Final Award, then for purposes of this Agreement, the amount of such Estimated Damages owed to Acquirer will be the amount so determined by such settlement agreement, judgment or award without regard to the amount of Estimated Damages set forth in the Final Award, and (B) if the actual amount of such Estimated Damages is not so determined prior to the Resolution Date, then for purposes of this Agreement, the amount of such Estimated Damages owed to Acquirer will be the amount of Target Damages awarded in the Final Award. For the purposes of this Agreement, the term "RESOLUTION DATE" for a Contested Claim shall mean the later of: (A) the Release Date, or (B) the date on which the last timely filed Notice of Claim is resolved through Final Award, as a settled claim or otherwise.

          (d)  Timing.  The Representative, Acquirer and the arbitrator shall
               ------
conclude each arbitration pursuant to this Section 4.3 as promptly as practicable. Time is of the essence with regards to all aspects of this Agreement.

          (e)  Terms of Arbitration.  The arbitrator chosen in accordance with
               --------------------
these provisions shall not have the power to alter, amend or otherwise affect the terms of these arbitration provisions, the other provisions of this Agreement or the Plan.

          (f)  Non-Exclusivity.  Although the use of arbitration in resolving
               ---------------
Contested Claims under this Agreement is mandatory, this does not limit any other rights or remedies which Acquirer may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative). Nothing in this Agreement shall limit any of the rights or remedies of Acquirer under the Plan or any other Merger Agreement, and nothing in the Plan or any other Merger Agreement shall limit any of the rights or remedies of Acquirer under this Agreement.

          (g)  Multiplicity of Claims Permitted.  The assertion of any single
               --------------------------------
Claim for indemnification hereunder shall not bar Acquirer or an Indemnified Person from asserting any other Claims hereunder.

          (h)  Notice of Resolution of Claim. The Escrow Agent shall not deliver
               -----------------------------
Escrow Shares held pursuant to a Contested Claim until the Escrow Agent receives appropriate notice. Such notice must consist of: (i) written notice of the resolution of such Claim executed by both the Representative and Acquirer; (ii) a written settlement agreement pursuant to Section 4.4; (iii) delivery to the Escrow Agent of an appropriate final non-appealable order by a court of competent jurisdiction; or (iv) delivery to the Escrow Agent of a copy of the Final Award of an arbitrator or court. The Escrow Agent shall act on such notice without further inquiry in accordance with Sections 2.3(b) and (c).

     4.4  Settled Claims.  If a Claim (including a Contested Claim) is
          --------------
settled by a written settlement agreement executed by the Representative and Acquirer, then the Representative and Acquirer shall promptly deliver such written settlement agreement to the Escrow Agent with written instructions on the appropriate charges or adjustments to be made to the Escrow Ledger, and the Escrow Agent shall promptly release and/or return the Escrow Shares subject to such claim in accordance with Sections 2.3(b) and 2.3(c).

     4.5   Determination of Number of Escrow Shares for Claims.  Unless a
           ---------------------------------------------------
specific number of Escrow Shares is specified, any amount owed to Acquirer under this Agreement will be immediately payable to Acquirer, subject to Section 4.3(h), by deducting pro rata each Stockholder's account in the Escrow Ledger the number of Escrow Shares equal to: (a) the Target Damages for that Claim, divided by, (b) the Closing Price (as defined in the Plan as of the Closing

Date). Within ten (10) business days after the Closing Date, Acquirer will notify the Escrow Agent of the Closing Price.

          4.6  No Election of Remedies.  Acquirer may institute Claims against
               -----------------------
the Escrow Shares and in satisfaction thereof may elect to have such Escrow Shares deducted from the Escrow Ledger, after any notice to the Representative required hereunder, without making any other claims directly against the Stockholders and without rescinding or attempting to rescind the transactions consummated pursuant to the Plan. The assertion of any single Claim for indemnification hereunder will not bar Acquirer from asserting other Claims hereunder. Acquirer need not exhaust any other remedies that may be available to it but may proceed directly in accordance with the provisions of this Agreement.


     5.   THE ESCROW AGENT

          5.1  Limitation of Escrow Agent's Liability/Responsibility. The Escrow
               -----------------------------------------------------
Agent shall incur no liability with respect to any action taken or suffered by it in reliance upon any notice, direction, instruction, consent, statement or other document believed by it to be genuine and duly authorized, nor for any other action or inaction, except its own willful misconduct, fraud or gross negligence. The Escrow Agent shall have no duty or responsibility: (a) for the validity or sufficiency of this Agreement, nor to inquire into or investigate the validity, accuracy or content of any document that it receives, (b) to verify that the Representative or Acquirer received a Notice of Claim or other required notice, and (c) other than those expressly set forth in this Agreement and the implied duty of good faith and fair dealing. The Escrow Agent will not be required to take any action hereunder involving any expense unless the payment of such expense is made or provided for in a manner satisfactory to it. Nothing in this Agreement shall be deemed to impose upon the Escrow Agent any duty to qualify to do business or to act as a fiduciary or otherwise in any jurisdiction other than the State of California.

          5.2  Use of Agents and Reliance on Counsel.  The Escrow Agent may
               -------------------------------------
execute any of its powers or responsibilities hereunder and exercise any rights hereunder either directly or through its agents or attorneys and shall be entitled to consult with its legal counsel, including in-house legal counsel, as to any questions or matters arising hereunder. The reasonable, good faith written opinion of such legal counsel shall be full and complete authorization and protection to the Escrow Agent in respect of any act or omission by the Escrow Agent undertaken in good faith and in accordance with the opinion of such legal counsel. The Escrow Agent shall have no liability for the conduct of any outside attorneys, accountants or other similar professionals it retains.

          5.3  Indemnification of the Escrow Agent.
               -----------------------------------

               (a) For the purposes of this Section 5.3, references to the Escrow Agent shall include the Escrow Agent's officers, directors, employees, counsel and agents.

               (b) Each party to this Agreement other than the Escrow Agent (each an "INDEMNIFYING PARTY" and together the "INDEMNIFYING PARTIES") will severally reimburse, indemnify and hold harmless the Escrow Agent from and against any damage, liability or loss suffered, incurred by, or asserted against the Escrow Agent (including amounts paid in settlement of any action, suit, proceeding, or claim brought or threatened to be brought and including reasonable expenses of legal counsel, collectively, "LOSS") arising out of, in connection with or based upon any act or omission by the Escrow Agent relating in any way to this Agreement or the Escrow Agent's services hereunder. This indemnity will exclude any indemnification for any Loss arising in whole or in part, directly or indirectly, from any gross negligence or willful misconduct on the Escrow Agent's part. Anything in this Agreement to the contrary notwithstanding, in no event will the Escrow Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits) suffered by another party to this Agreement or by any Stockholder, even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

               (c) Each Indemnifying Party may participate at its own expense in the defense of any claim or action that may be asserted against the Escrow Agent related to this Agreement, and if the Indemnifying Parties so elect, the Indemnifying Parties may assume the defense of such claim or action; provided, however, that, if there exists a conflict of interest that would make it inappropriate, in the sole discretion of the Escrow Agent, for the same counsel to represent both Escrow Agent and the Indemnifying Parties, the Escrow Agent's retention of separate counsel will be reimbursable as herein above provided. The Escrow Agent's right to indemnification hereunder will survive the Escrow Agent's resignation or removal as the Escrow Agent and will survive the termination of this Agreement by lapse of time or otherwise.

               (d) The Escrow Agent will notify each Indemnifying Party by letter, or by telephone or telecopy confirmed by letter, of any receipt by Escrow Agent of a written assertion of a claim against the Escrow Agent arising out of this Agreement, or any action commenced against the Escrow Agent arising out of this Agreement, within five (5) business days after the Escrow Agent's receipt of written notice of such claim. However, the Escrow Agent's failure to so notify each Indemnifying Party will not operate in any manner whatsoever to relieve an Indemnifying Party from any liability that it may have to the Escrow Agent under this Section 5.3 or otherwise unless such failure by the Escrow Agent to give such notice materially prejudices such Indemnifying Party.

          5.4  Compensation and Expenses of Escrow Agent.  All fees and expenses
               -----------------------------------------
of the Escrow Agent incurred in the ordinary course of performing its responsibilities hereunder shall be paid by Acquirer upon receipt of a written invoice by Escrow Agent.

          5.5  Resolution of Conflicting Demands.  In the event conflicting
               ---------------------------------
demands are made or conflicting notices are served upon the Escrow Agent with respect to the Escrow Shares or the Escrow Ledger, the Escrow Agent shall have the right, at the Escrow Agent's election, to either: (a) give written notice to the other parties to this Agreement that it has received conflicting instructions from Acquirer and the Representative and is refraining from taking action until it receives instructions consented to in writing by both Acquirer and the Representative, or

(b) resign so that a successor escrow agent can be appointed pursuant to Section
5.6. In the further event that the Escrow Agent gives written notice under "(a)" above and does not receive instructions consented to in writing by both Acquirer and the Representative within thirty (30) calendar days, then the Escrow Agent may file a suit in interpleader and obtain an order from a court of competent jurisdiction located in San Mateo County, California, requiring the parties to interplead and litigate in such court their several claims and rights among themselves. In this case, the Escrow Agent shall thereby be fully released and discharged from all further obligations imposed upon it under this Agreement with respect to the matters that are the subject of such interpleader suit, and Acquirer shall pay the Escrow Agent all costs, expenses and reasonable attorneys' fees expended or incurred by the Escrow Agent pursuant to the exercise of Escrow Agent's rights under this paragraph.

          5.6  Successor Escrow Agent.
               ----------------------

               (a) In the event the Escrow Agent becomes unavailable or unwilling to continue in its capacity as Escrow Agent hereunder, the Escrow Agent may resign and be discharged from its duties hereunder by giving notice of resignation to the parties to this Agreement, specifying a date not less than ten (10) days following such notice date of when such resignation shall take effect and refunding to Acquirer any prepaid but unearned fees previously paid by Acquirer to the Escrow Agent hereunder. Acquirer shall designate a successor Escrow Agent reasonably satisfactory to the Representative prior to the expiration of such ten day period by giving written notice to the Escrow Agent and the Representative. If no successor escrow agent is named by Acquirer, then the Escrow Agent may apply to a court of competent jurisdiction for the appointment of a successor Escrow Agent. In either case, the Escrow Agent shall promptly transfer the Escrow Shares and Escrow Ledger to the designated successor Escrow Agent.

               (b) In the event Escrow Agent is merged with, acquired or otherwise combined with another entity, or Escrow Agent transfers all or substantially all of its corporate trust business (including the escrow contemplated by this Agreement) to another institution, the successor as a result of such transaction will be the Escrow Agent hereunder without any further action by the parties hereto.


     6.   THE STOCKHOLDERS' REPRESENTATIVE

          6.1  Powers of the Representative.    In order to receive their
               ----------------------------
consideration pursuant to the Plan, each Stockholder has consented to: (a) the appointment of the Representative (and any replacement hereunder) as representative of the Stockholders and as the agent and attorney-in-fact for and on behalf of each Stockholder, and (b) so long as all Stockholders are treated in material respects in the same manner, the taking by the Representative of any and all actions and the making of any decisions required or permitted to be taken by the Representative under this Agreement, including, without limitation, the exercise of the power to: (i) authorize deduction of Escrow Shares from the account of each Stockholder, as reflected in the Escrow Ledger, in satisfaction of Claims; (ii) agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators, with respect to Claims; (iii) take all actions necessary in connection with the waiver of any condition to the obligations of the Stockholders under this Agreement; (iv) waive any right of any or all of the Stockholders; (v) give and receive all notices required to be given under this Agreement; (vi) resolve any Claims; and (vii) take all actions necessary in the sole judgment of the Representative for the accomplishment of the foregoing and all of the other terms, conditions and limitations of this Agreement. The Stockholders shall be bound by all actions taken and decisions made by the Representative in connection with this Agreement. Acquirer and the Escrow Agent shall be entitled to rely on any action or decision of the Representative.

          6.2  Limitation of the Representative's Liability.  In performing the
               --------------------------------------------
functions specified in this Agreement, the Representative shall not be liable to the Stockholders in the absence of fraud, gross negligence or willful misconduct (including willful breach of this Agreement) on the part of the Representative.

          6.3  Indemnification.  Each of the Stockholders agree to indemnify and
               ---------------
hold the Representative harmless from and against any and all loss, liability, damages, cost or expense (including but not limited to reasonable attorneys' and experts' fees and court costs) incurred by the Representative in connection with the performance of the Representative's duties and obligations under this Agreement (other than any loss, liability, damages, cost or expense incurred through acts or omissions constituting fraud, gross negligence or willful misconduct on the Representative 's part).

          6.4  No Compensation; Reimbursement for Expenses.  Except as stated in
               -------------------------------------------
Section 6.3 and in this paragraph, the Representative shall not be entitled to receive any compensation for his or her services in connection with this Agreement. Any out-of-pocket costs and expenses reasonably incurred by the Representative in connection with actions taken pursuant to the terms of this Agreement shall be paid by the Stockholders in proportion to their percentage share set forth in column 4 of the Escrow Ledger promptly upon the Representative's written request to the Stockholders and, at the Representative's option, may be taken by the Representative from the Escrow Shares reflected in the Escrow Ledger after the final resolution of all Claims made under this Agreement.

          6.5  Successor Representative.  In the event that Representative dies,
               ------------------------
becomes unable to perform the responsibilities hereunder or resigns as representative of the Stockholders hereunder, a substitute representative of the Stockholders shall be appointed by the Stockholders with beneficial interests in a majority of the total Escrow Shares, as reflected in column 4 of the Escrow Ledger, to act as representative of the Stockholders hereunder.


     7.   GENERAL PROVISIONS

          7.1  Entire Agreement.  Except as otherwise provided in the Plan, this
               ----------------
Agreement constitutes the entire understanding and agreement of the parties with respect to the subject matter of this Agreement and supersedes all prior agreements or understandings, written or oral, between the parties with respect to the subject matter hereof. As between the Escrow Agent and the other parties hereto, all such parties agree that the Escrow Agent's duties are defined only in this Agreement, any contrary provisions of the Plan notwithstanding.

          7.2  Assignment; Binding Nature.  Acquirer may not assign all or any
               --------------------------
of its rights and obligations hereunder without the prior written consent of the Escrow Agent and the Representative, which consent shall not be unreasonably withheld. Except for assignments in connection with permitted transfers of Escrow Shares under Section 2.1(d) of this Agreement, Target may not assign any of its rights or obligations hereunder, nor may rights or obligations be assigned by operation of law, without the prior written consent of Acquirer. This Agreement and shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

          7.3  Construction of Agreement.  This Agreement has been negotiated by
               -------------------------
the respective parties hereto and their attorneys and have been reviewed by each party hereto. Accordingly, no ambiguity in the language of this Agreement will be construed for or against either party.

          7.4  Section Headings.  A reference to a section, article or exhibit
               ----------------
will mean a section in, article in or exhibit to this Agreement unless otherwise explicitly set forth. The titles and headings herein are for reference purposes only and will not in any manner limit the construction of this Agreement, which will be considered as a whole.

          7.5  Amendment.  This Agreement may be amended by the written
               ---------
agreement of Acquirer, the Escrow Agent and the Representative; provided, however, that, if the Escrow Agent does not agree to an amendment agreed upon by Acquirer and the Representative, then the Escrow Agent shall resign and Acquirer shall appoint a successor Escrow Agent in accordance with the provisions of
Section 5.6. No amendment of the Plan shall increase or alter the Escrow Agent's duties, responsibilities or liability hereunder without the Escrow Agent's written agreement.

          7.6  Waiver.  No waiver by any party hereto of any condition or of any
               ------
breach of any provision of this Agreement shall be effective unless it is set forth in a writing signed by such party. No waiver by any party of any such condition or breach, in any one instance, shall be deemed to be a further or continuing waiver of any such condition or breach or a waiver of any other condition or breach of any other provision contained herein. The failure of any party to enforce any of the provisions hereof will not be construed to be a waiver of the right of such party thereafter to enforce such provisions.

          7.7  Severability.  If any provision of this Agreement or its
               ------------
application will for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances will be interpreted so as to effect the intent of the parties hereto. The parties will replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

          7.8  Governing Law.  The validity of this Agreement the construction
               -------------
of its terms, and the interpretation and enforcement of the rights and duties of the parties of this Agreement will be exclusively governed by and construed in accordance with the internal laws of the State of Delaware, as applied to agreements entered into solely between residents of and to be performed entirely in the State of Delaware, without reference to that body of law relating to conflicts of law or choice of law.

          7.9  Other Remedies.  Except as otherwise provided herein, any and all
               --------------
remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy will not preclude the exercise of any other.

          7.10 Jurisdiction.  The parties submit to the jurisdiction of the
               ------------
Superior Court of the State of California and the United Stated District Court for the Northern District of California for the purposes of: (a) confirming any award made under this Agreement and entering into judgment thereon, and (b) litigation and trial of any controversy or claim arising out of or relating to this Agreement. The parties consent to the personal jurisdiction of and the venue in the state and federal courts within San Mateo County and waive any rights to request dismissal on the grounds of forum non conveniens or similar doctrines.

          7.11 Specific Performance.  The parties acknowledge that irreparable
               --------------------
damage would occur in the event that the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. The parties will be entitled to an injunction(s) to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof (including the indemnification provisions hereof) in any court of the United States or any state having jurisdiction. This is in addition to any other remedy to which the parties might be entitled at law or in equity.

          7.12 Notices.  All notices, instructions and other communications
               -------
required or permitted to be given under this Agreement or necessary or convenient in connection herewith must be in writing and shall be deemed given:
(a) when personally served or when delivered by telex or facsimile; (b) one business day after deposit with an overnight courier service as shown by the records of such delivery service; (c) on the business day of transmission if such notice is sent by facsimile and the sender receives electronic confirmation of receipt by the recipient; or (d) on the earlier of actual receipt or the third business day following the date on which the notice is deposited in the United States mail, first class certified or registered mail, postage prepaid, addressed as follows:

If to Acquirer:             At Home Corporation
                            Attention: Mr. David Pine, Esq.

                            425 Broadway Street
                            Redwood City, CA  94063
                            Fax Number: (650) 482-4606

with a copy to:             Fenwick & West LLP
                            Attention: Gordon Davidson, Esq.
                            Two Palo Alto Square
                            Palo Alto, California 94306
                            Fax Number:  (650) 494-1417

If to the Exchange Agent:   At Home Corporation
                            Attention: Sharon Kelley
                            425 Broadway Street
                            Redwood City, CA  94063
                            Fax Number: (650) 569-5045

If to the Transfer Agent:   Boston EquiServe
                            Attention: Tyler Clements
                            289 S. San Antonio Road, Suite 100
                            Los Altos, CA  94022
                            Fax Number: (650) 917-5908

If to the Escrow Agent:     State Street Bank and Trust Company of California,
                            N.A.
                            Library Tower
                            633 West 5/th/ Street, 12/th/ Floor
                            Los Angeles, CA  90071
                            Attn: Corporate Trust Department
                            (1998 At Home/Narrative Escrow)
                            Fax Number: (213) 362-7357

If to the Representative:   Greylock Management Corp.
                            Attention: Charles M. Hazard, Jr.
                            One Federal Street
                            Boston, MA 02110
                            Phone: (617) 423-5525
                            Fax Number: (617) 482-0059

or to such other address as a party designates in a writing delivered to each of the other parties hereto in accordance with this Section 7.12. Notwithstanding the foregoing, notices, instructions and other communications addressed to the Escrow Agent shall be deemed to have been given to the Escrow Agent only upon receipt by the Escrow Agent. The Escrow Agent may assume without inquiry (unless the Escrow Agent has written notice to the contrary) that notices received by it which are also required to be delivered to another party have, in fact, been delivered to such other party.

          7.13 Counterparts.  This Agreement may be executed in any number of
               ------------
counterparts, each of which shall be deemed an original as regards any party whose signature appears thereon, but all of which together shall constitute one and the same instrument. This Agreement will become binding when two or more counterparts hereof, individually or taken together, bear the signatures of each of the parties reflected hereon as signatories.


          IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.


ACQUIRER                                      REPRESENTATIVE

By:    /s/ David Pine                         By:     /s/ Charles M. Hazard, Jr.
       ---------------------                          --------------------------
Name:  David Pine                             Name:   Charles M. Hazard, Jr.

Title: Vice President and General Counsel     Title:  Representative of
                                                      Target Stockholders


ESCROW AGENT

STATE STREET BANK AND TRUST
COMPANY OF CALIFORNIA, N.A.

By:    /s/ Mark Henson
       --------------------

Name:  Mark Henson

Title: Authorized Signatory


                     [SIGNATURE PAGE TO ESCROW AGREEMENT]